UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2010

Date of Report (Date of earliest event reported)

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34115	04-3387074
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

7 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This amendment amends the Current Report on Form 8-K filed on February 8, 2010 by Sonus Networks, Inc. (the “Company”) announcing that Guru Pai was appointed Executive Vice President and Chief Operating Officer and Wayne Pastore was appointed to the role of Interim Chief Financial Officer.

In connection with such appointments, the Company entered into letter agreements on February 18, 2010 and February 19, 2010 with Mr. Pai and Mr. Pastore, respectively, amending the terms of compensation for the respective officers effective as of February 8, 2010.

Mr. Pai’s letter agreement amends the terms of his compensation by increasing his annual base salary from $275,000 to $375,000, setting his annual bonus target at 70% of his then current base salary, granting options to purchase 365,000 shares of common stock of the Company subject to a vesting schedule over a four-year period, granting 175,000 restricted shares of common stock of the Company subject to a vesting schedule over a four-year period and granting eligibility to receive 175,000 restricted shares of common stock of the Company subject to the achievement of certain individual performance metrics and/or Company achievement. All such grants of options and restricted shares are subject to the terms of the Company’s 2007 Stock Incentive Plan, as Amended.

Mr. Pastore’s letter agreement increases his annual base salary from $210,000 to $240,000 and provides for a retention bonus in the amount of $125,000.

The amendment to Mr. Pai’s employment letter and Mr. Pastore’s employment letter and amendment will be filed as exhibits to the Company’s Annual Report on Form 10-K which is anticipated to be filed on or around February 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2010	SONUS NETWORKS, INC.

By:
/s/ Jeffrey M. Snider
Jeffrey M. Snider Senior Vice President and General Counsel